Exhibit 6.17

EXECUTION COPY

(Stockholders)

RESCISSION AND RELINQUISHMENT AGREEMENT

This Rescission and Relinquishment Agreement (this “Agreement”) is entered into as of this 17th day of April, 2019 between To the Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (the “Company”), on the one hand, and the persons listed on the signature page hereof (each, a “Stockholder” and collectively, the “Stockholders”), with reference to the following:

A.       The Stockholders currently hold the number of shares of Class A Common Stock set forth opposite their respective names under the column entitled “Class A Shares Currently Held” on Schedule A attached.

B.        On September 28, 2018, the Company completed an offering of Class A Common Stock pursuant to Regulation A under the Securities Act of 1933, as amended (the “Reg A Offering,” and those persons who acquired securities from the Company pursuant to the Reg A Offering or hereafter acquire securities from the Company in any other offering conducted pursuant to such Regulation A, the “Reg A Purchasers”).

C.       In connection with the Company’s efforts to raise additional equity capital for the Company, the Company has been advised that it would be beneficial if the number of outstanding shares of Class A Common Stock were reduced, allowing for more of the currently authorized shares of capital stock to be available to be sold and issued to potential investors.

D.        The Company desires that the Stockholders agree to rescind the transactions (but not any purchases made pursuant to any Reg A Offering) in which the Stockholders acquired the number of shares set forth opposite their respective names under the column entitled “Class A Shares to be Relinquished” on Schedule A attached (and relinquish such shares to the Company, without any payment therefor), and the respective Stockholders are willing to agree to such rescission and relinquishment on the terms and subject to the conditions set forth in this Agreement.

EXECUTION COPY (Stockholders)

NOW, THEREFORE, in consideration for the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.             Rescission and Relinquishment. Each respective Stockholder hereby agrees to rescind the purchase or acquisition of, and to relinquish to the Company without any payment or further liability or obligation of the Company, the number of shares of Class A Common Stock set forth opposite their respective names under the column entitled “Class A Shares to be Relinquished” on Schedule A attached (as to each respective Stockholder, and whether or not currently vested or subject to vesting, the “Relinquished Shares”). Each Stockholder agrees that as a result of such rescission and relinquishment, it will be treated as if such Stockholder had never acquired its Relinquished Shares, and any consideration paid by such Stockholder for such Relinquished Shares shall be deemed reallocated to and to constitute a portion of the consideration paid for the shares listed opposite such Stockholder’s names under the column entitled “Retained Class A Shares” on Schedule A attached (the “Retained Shares”). In addition, each Stockholder acknowledges that as a result of the rescission and relinquishment of Relinquished Shares contemplated hereby, the percentage ownership of the Company held by Reg A Purchasers that is represented by the shares previously purchased in the Reg A Offering will increase, and such Stockholder’s percentage ownership interest in the Company represented by its Retained Shares will be subject to dilution to the extent the Company issues equity securities (or rights or securities exercisable or exchangeable for or convertible into equity securities) in a subsequent Reg A Offering or other securities offering. For avoidance of doubt, the rescission and relinquishment contemplated by this Section 1 (a) shall apply first to any Relinquished Shares that currently are subject to vesting and then to any vested Relinquished Shares held by each respective Stockholder, but (b) shall not apply to or affect any shares of Class B Common Stock acquired or held by any Stockholder or any shares purchased by any Stockholder in a Reg A Offering.

2.             Representations and Warranties. Each Stockholder hereby represents and warrants as to itself only that (a) it has the right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) it has all rights, title and interest in and to its Relinquished Shares, (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) do not and will not require any notice to or consent, authorization or approval of any person or entity (including any spouse or any governmental authority) and (ii) do not and will not violate any law applicable to such Stockholder or any contract to which such Stockholder is a party or bound or violate any rights of or duties owed to any person or entity (including any spouse or any governmental authority), (d) it has been advised to and has had the opportunity to seek the advice of its legal, financial and other advisors prior to entering into this Agreement or consummating the transactions contemplated hereby, and has done so to the extent such Stockholder deemed appropriate, and (e) such Stockholder is familiar with the financial and other condition of the Company and prior to entering into this Agreement or consummating any transactions pursuant to this Agreement such Stockholder has had the opportunity to ask questions and request information from the Company, and has received satisfactory answers to any such questions and has been provided all information requested by such Stockholder in response to any such information requests.

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EXECUTION COPY (Stockholders)

3.             Release of Claims. Each Stockholder, on behalf of and with the intention of binding itself and its heirs, executors, administrators, successors, assigns, trustees, family members, principals, shareholders, members, managers and affiliated or related parties (collectively, the “Stockholder Releasing Parties”), does hereby unconditionally and irrevocably waive, release, remise, acquit and forever discharge the Company and each affiliate and subsidiary of the Company, and each of its and their respective present and former officers, directors, executives, shareholders, agents, attorneys, members, representatives, insurers, investors, attorneys, employees, employee benefit plans and the administrators, trustees and fiduciaries thereof, and each of their respective heirs, executors, successors, predecessors and assigns (collectively, the “Released Parties” and each, a “Released Party”), from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial or other obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which such Stockholder or its Stockholder Releasing Parties, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against the Company or any Released Party, arising out of the acquisition, rescission and relinquishment of the Relinquished Shares and the other matters contemplated by this Agreement; provided, that the foregoing waiver and release shall not affect the rights of any Stockholder in its capacity as a purchaser or holder of the Retained Shares or in its capacity as a Reg A Purchaser. Each Stockholder, on behalf of itself and its Stockholder Releasing Parties, acknowledges and agrees that the foregoing waivers and releases are intended to be and shall be effective as a full and final accord and satisfaction and general release of all claims and rights (including those expressly set forth or described above) with respect to the acquisition, rescission and relinquishment of the Relinquished Shares or the other matters contemplated by this Agreement, whether known or unknown, against or involving the Company or any of the Released Parties. Each Stockholder is aware that it or its Stockholder Releasing Parties may hereafter discover claims or rights or facts or information with respect to the acquisition, rescission and relinquishment of the Relinquished Shares or the other matters contemplated by this Agreement (including those expressly set forth or described above) in addition to or different from those Stockholder or its Stockholder Releasing Parties now know or believe to exist, which if Stockholder or its Stockholder Releasing Parties had known, may have affected Stockholder’s decision to sign this Agreement; however, Stockholder hereby settles, waives and releases on behalf of itself and its Stockholder Releasing Parties, all of the claims and rights (including those expressly set forth or described above), which such Stockholder or its Stockholder Releasing Parties had, has or may have against or involving the Company or any of the Released Parties with respect to the acquisition, rescission and relinquishment of the Relinquished Shares, including those arising out of such additional or different facts or information.

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EXECUTION COPY (Stockholders)

4.             General.

(a)       Each provision of this Agreement is severable from the rest of this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope, or duration or otherwise as to be unenforceable under applicable law, such provision shall be interpreted to be only so broad as is enforceable. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(b)       This Agreement (i) constitutes the entire agreement between and among the parties hereto in respect of the subject matter hereof and supersedes all prior or contemporaneous discussions, correspondence, agreements or understandings between the parties in respect of the subject matter hereof, (ii) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof, (iii) may be executed in several counterparts and by original, facsimile, .pdf or other electronic signatures, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, (iv) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, and (iv) may not be waived or amended except in a written agreement executed by the Company and each Stockholder to which or against whom any such waiver or amendment is to apply or be enforced.

(c)       The failure to enforce or any delay in enforcing at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or affect the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

[signature page follows]

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EXECUTION COPY (Stockholders)

IN WITNESS WHEREOF, the parties hereto have executed this Rescission and Relinquishment Agreement as of the date first set forth above.

COMPANY:

To the Stars Academy of Arts and Science Inc.

/s/ Thomas M. DeLonge
Thomas M. DeLonge, President

STOCKHOLDERS:

Gravity Holdings LLC

/s/ Thomas M. DeLonge
Thomas M. DeLonge, Trustee of the DeLonge Family Trust, Manager

JimSem1, LLC

/s/ James Semivan
James Semivan, Manager of JimSem1, LLC

/s/ Harold E. Puthoff
Harold E. Puthoff

/s/ Christopher Mellon
Christopher Mellon

/s/ Colm Kelleher
Colm Kelleher

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EXECUTION COPY (Stockholders)

SCHEDULE A
TO
RESCISSION AND RELINQUISHMENT AGREEMENT

Stockholder	Class A Shares Currently Held	Class A Shares to be Relinquished	Retained Class A Shares
Gravity Holdings LLC	60,000,000	50,571,760	9,428,240
Jimsem1, LLC	5,000,000	4,213,420	786,580
Harold E. Puthoff	2,500,000	2,107,380	392,620
Christopher Mellon	1,250,000	1,053,690	196,310
Colm Kelleher	270,833	227,953	42,880

* Mr. Mellon and Mr. Keller are each parties to the Rescission and Relinquishment Agreement (Option Holders), as they additionally hold options to purchase shares of Class A Common Stock.